Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
MuleSoft, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-216787 on Form S-8 of MuleSoft, Inc. of our report dated February 22, 2018, with respect to the consolidated balance sheets of MuleSoft, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of MuleSoft, Inc.
/s/ KPMG LLP
Santa Clara, California
February 22, 2018